Exhibit 10.1

Execution 1-A

SHARE PURCHASE AGREEMENT

AS OF AUGUST 14, 2008

GENERAL ELECTRIC CAPITAL CORPORATION

(“GE Capital”)

and

GE CONSUMER FINANCE, INC.

(“GE Finance” , collectively with GE Capital, the “Shareholders” or the “Sellers”);

and

GENPACT LUXEMBOURG S.A R.L.,

(“GENPACT I”)

and

GENPACT LIMITED

(“Genpact II”, collectively with Genpact I the “Buyers”)

THIS SHARE PURCHASE AGREEMENT dated as of August 14, 2008 (hereinafter, the “Agreement”) is entered into by and between:

GENERAL ELECTRIC CAPITAL CORPORATION (“GE CAPITAL”) and GE CONSUMER FINANCE, INC.  (“GE FINANCE”; collectively with GE Capital, the “Sellers”); and,

GENPACT LUXEMBOURG S.A R.L. (“GENPACT I”) and GENPACT LIMITED (“Genpact II”; collectively with Genpact I, the “Buyers”).

W I T N E S S E T H

WHEREAS, GE MONEY ADMINISTRACIONES-GUATEMALA, S.A., a Guatemalan entity (the “Administrator”) is the sub-lessee under a sub-lease (the “Sublease”) of a facility (the “Facility”) where a building of approximately ten thousand square meters (10,000 m²) was built to operate a call center for Genpact User and the GE User, and banking operations for BAC (all as defined below);

WHEREAS, Sellers represent that (i) the Administrator has the authorization (the “FTZ Administrator Authorization”) granted by the Ministry of Economy of Guatemala (the “Ministry of Economy”) to operate and act as registered administrator of a tax free zone located at Avenida Petapa 38-39 zone 12, Guatemala City, Guatemala (the “Tax Free Zone”) where the Facility is located, and (ii) SERVICIOS INTERNACIONALES DE ATENCION AL CLIENTE, S.A., a Guatemalan entity (the “Genpact User”, and collectively with the Administrator, the “Acquired Companies”) has the authorization (the “FTZ Genpact User Authorization”) granted by the Ministry of Economy to act as a registered user of the Tax Free Zone;

WHEREAS, Shareholders directly own all of the issued and outstanding shares of each of the Acquired Companies in that GE Capital owns two hundred and fifty (250) shares of the Administrator and two hundred and fifty (250) shares of the Genpact User, and GE Finance owns four thousand seven hundred and fifty (4,750) shares of the Administrator and four thousand seven hundred and fifty (4,750) shares of the Genpact User;

WHEREAS, the Buyers desire to purchase and the Shareholders have agreed to sell to Buyers, all of the issued and outstanding shares of each of the Acquired Companies (the “Purchased Shares”) held by the Shareholders, such that following such acquisition, the Buyers will own all of the shares of each of the Acquired Companies;

WHEREAS, the Parties desire to enter into this Agreement in order to evidence the terms and conditions regarding the sale by the Shareholders and purchase by the Buyers of the Purchased Shares.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  Unless otherwise defined herein, capitalized terms used but not defined in this Agreement shall have the meanings set forth in Annex I hereto.

Section 1.2             Construction; Absence of Presumption.  In this Agreement:

(a)                                  a reference to a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

(b)                                 For the purposes of this Agreement, (i) words (including capitalized terms defined herein or in Annex I) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein or in Annex I) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits, Schedules and Annexes) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, Annex and Exhibit references are to the Articles, Sections, paragraphs, Schedules, Annexes and Exhibits to this Agreement, unless otherwise specified; (iii) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified; (vii) the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 1, 2008; and (viii) unless otherwise indicated, whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

(c)                                  The Parties hereby acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits) or any amendments hereto or thereto.

(d)                                 The table of contents and Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II
SALE AND PURCHASE

Section 2.1             Sale and Purchase.  At the Closing, the Shareholders shall sell, convey, transfer and deliver to the Buyers, and the Buyers shall purchase from the Shareholders, the Purchased Shares with good title and free and clear of any Encumbrance.   The Sellers shall deliver the certificates representing the Purchased Shares, duly endorsed, sufficient in form and substance to convey to the Buyers good title to all of the Purchased Shares, free and clear of all Encumbrances, as well as the Shareholder’s Registry Book of each of the Acquired Companies, with the endorsements duly recorded as evidence of completion of the transfer of the Purchased Shares.

Section 2.2.            Purchase Price.

a)                                  The purchase price for the Purchased Shares payable at the Closing shall be Seven Million Fifteen Thousand, and Eight Dollars ($7,015,008.00) (the “Purchase Price”), and shall be payable in the manner set forth in Section 2.3.

Section 2.3             Payment of Purchase Price.  The Buyers shall pay a portion of the Purchase Price at Closing to the respective Shareholders by wire transfer of immediately available funds to the Shareholders’ bank accounts (the “Closing Payment”) and shall pay Three Million Two Hundred and Eighty-Three Thousand, Six Hundred and Ninety-Seven Dollars ($3,283,697 ) of the Purchase Price to GE Capital to pay off loans to the Acquired Companies in full, all as set forth on Schedule 2.3 hereto.

Section 2.4             Post-Closing Purchase Price Adjustment

a)                                  One hundred and twenty (120) days after the Closing, the Buyers shall prepare a net investment statement, dated as of the Closing Date (the “Revised Net Investment Statement”), setting forth (i) the actual cost paid by Sellers, Administrator or GE User of all the assets of the Acquired Companies as well as the assets transferred to the Acquired Companies in accordance with Section 7.5, plus (ii) and the actual costs paid by Sellers, Administrator or GE User for setting up the Acquired Companies and commencing the Business, plus (iii) the aggregate actual costs paid by Sellers, Administrator or GE User for compensation and benefits for each employee transferred, or scheduled to be transferred, to Genpact User from July 1, 2008 until December 1, 2008, plus (iv) the aggregate actual reasonable costs paid by Sellers, Administrator or GE User from July 1, 2008 until December 1, 2008 to obtain services to be provided under the Shared Services Agreement, minus (v) the aggregate amount calculated by multiplying the annual rate of $25,900 times the number of FTE transferred, or scheduled to be transferred, to Genpact User, in case of each employee for the number of days that each such employee is employed during the period between July 1, 2008 and the Closing Date, less (vi) the aggregate amount calculated by multiplying the annual rate of $12,800 by the number of GE User FTEs for the number of days from July 1, 2008 until the Closing Date.  The Revised Net

Investment Statement shall contain the true and accurate cost for all items listed therein all in accordance with GAAP.  If the total amount shown for such costs on the Revised Net Investment Statement exceeds the total shown for costs on the Net Investment Statement, the Buyers shall pay the difference to the Sellers.  If the total amount shown for such costs on the Revised Net Investment Statement is less than the total costs shown on the Net Investment Statement, the Sellers shall pay the difference to the Buyers.

b)                                     If the Sellers disagree with the calculation of the Revised Net Investment Statement, the Parties will resolve any disagreements among themselves in accordance with Sections 14.9 and 14.10.

ARTICLE III
CLOSING

Section 3.1             Date of Closing.  The closing (the “Closing”) of the transactions described in Article II shall take place on August 14, 2008 and after the Sellers have transferred to the Administrator and the Genpact User the employees, assets and contracts as provided in Article VII and the schedules thereunder to be transferred prior to the Closing Date, or such other later date as may be agreed to by the Parties in writing, subject to satisfaction or waiver of all conditions to Closing herein contained (the “Closing Date”).  The Parties acknowledge that time of the Closing is of the essence.

Section 3.2             Place of Closing.  The Closing shall take place at the offices of the Sellers’ Counsel A.D. Sosa & Soto located at 15 calle “A” 14-44 zona 10, Guatemala, Guatemala,  at 11:30 a.m. EDT, 9:30 am (local time) on the Closing, or such other time and place as the Parties may agree.

Section 3.3             Contemporaneous Timing.  Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously.

Section 3.4             Closing Deliveries.  At the Closing, (a) the Sellers shall make the deliveries referred to in Section 8.2; and (b) the Buyers shall make the deliveries referred to in Section 9.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, makes the following representations and warranties to the Buyers, each of which is true and correct as of the Effective Date and as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Buyers.

Section 4.1             Right, Power, Authority and Action.

a)                                      Each of the Sellers has the requisite capacity, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each Transaction Document.

b)                                     Each of the Acquired Companies is duly organized and validly existing as a legal entity (sociedad anónima) under the laws of Guatemala and each has the requisite power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted by it and as contemplated by the Transaction Documents. Each of the Acquired Companies is properly qualified to do business in each jurisdiction in which it conducts business.

c)                                   The Administrator has been granted the FTZ Administrator Authorization, and such authorization is in full force and effect.

d)                                     The Genpact User has been granted the FTZ Genpact User Authorization, and such authorization is in full force and effect, subject to receipt of certain administrative clarifications.

e)                                      As of the Effective Date, each of the Acquired Companies has all the required Governmental Authorizations to do its business as currently undertaken and as contemplated by the Transaction Documents.  As of the Effective Date,and as of the Closing Date, (i) all Governmental Authorizations are valid and in full force and effect; (ii) no Acquired Company is in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any Governmental Authorization; (iii) neither the Sellers, the GE User nor or any Acquired Company has received any written, or oral, notice from any Governmental Authority relating to the revocation or adverse modification of any Governmental Authorizations, the loss of which, individually or in the aggregate, has had or would reasonably be expected adversely to effect the business of the Acquired Companies either as presently existing or contemplated by the Transaction Documents; and (iv), no Governmental Authorization shall be terminated or impaired or shall become terminable, or shall be suspended, modified, revoked or become nonrenewable in any material respect, in whole or in part, as a result of the transactions contemplated by this Agreement or the Transaction Documents.

f)                                        Each of the Acquired Companies will own, possess, license, lease, have control of or have rights to use in accordance with the same contractual terms as are applicable on the date of this Agreement which shall be the same terms applicable at Closing, all material assets (except material Contracts and Intellectual Property, which shall be transferred to the Acquired Companies within (30) days of the Closing and further subject to the exception stated in (iii) below) necessary to conduct the Business as the same will be conducted on the Closing Date and as contemplated in the Transaction Documents, and (i) they are not in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any Contract; (ii) they have not received any written, or oral, notice from any counterparty to any Contract relating to a potential default of a Contract, the loss of which, individually or in the aggregate, has had or would reasonably be expected adversely to effect the business of the Acquired Companies either as presently existing or contemplated by the Transaction Documents; and (iii) no such Contract shall be terminated or impaired or shall become terminable, or shall be suspended, modified, defaulted or become nonrenewable in any material respect, in whole or in part, as a result of the transactions contemplated by this Agreement or the other Transaction Documents except for GE Corporate Contracts, such Contracts that may be terminated due to change of control provisions or such contracts as are agreed by the Parties, all of which are listed on Schedule 7.6.

Section 4.2             Binding Agreements.  This Agreement constitutes or will constitute, assuming due authorization, execution and delivery by the Buyers, a legal, valid and binding obligation of each of Sellers enforceable against it in accordance with its terms. The Sellers are in compliance with each Transaction Document and each Contract as to which such Seller is a party.

Section 4.3             No Conflict.  The execution and delivery of and the performance by either of the Sellers of its obligations under this Agreement do not, and the performance or consummation by each of the Shareholders as the case may be of the transactions contemplated hereby to be performed by it, does not:

a)                                      conflict with any provision of the memorandum or articles of incorporation or association or the by-laws or equivalent constitutional documents of any such Person;

b)                                     conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both), be prohibited by, cause or give rise to a right of cancellation or termination of, require any additional approval under, result in any penalty under, increase any benefit payable or reduce any benefit received under, or accelerate the performance provided or required under any Contract to which such Person or either Acquired Company is a party or by which any of its properties is bound;

c)                                      after the completion of (30) days after the Closing, result in a breach or be prohibited by, cause or give rise to a right of cancellation or termination of, require any additional approval under, result in any penalty under, increase any benefit payable or reduce any benefit received under, or accelerate the performance provided or required by any order, judgment or decree of any court or governmental agency to which such Person or either Acquired Company is a party or by which such Person or either Acquired Company is bound or submits;

d)                                     result in the creation of an Encumbrance upon any of the assets of either Acquired Company; or

e)                                      require such Person to obtain any consent or approval of, or give any notice to or make any registration with, any third party or governmental or other authority which has not been obtained or made as of the date hereof (including, without limitation, any consent, approval or authorization with respect to any Contract or License) except for GE Corporate Contracts, such Contracts that may be terminated due to change of control provisions or such contracts as are agreed by the Parties, all of which are listed on Schedule 7.6.

Section 4.4             Approvals.  There are no notices, reports or other filings required to be made by Sellers or any Acquired Company with, or consents, registrations, approvals, permits, licenses, certificates or other authorizations required to be obtained by Sellers or any Acquired Company from any Governmental Authority or other third party in order for Sellers to execute or deliver this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby and by the Transaction Documents.

Section 4.5             Title to Shares.

a)                                      Each of the Shareholders is the sole legal and beneficial owner of all of the issued and outstanding shares of capital stock of the Acquired Companies set forth by its name in Schedule 4.5.

b)                                     The Purchased Shares were validly issued, are fully paid and non-assessable and comprise the whole of the allotted, issued and outstanding share and equity capital of the Acquired Companies.

c)                                      Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a Person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share or a depositary receipt in the capital of the Acquired Companies (including, without limitation, an option or right of pre-emption or conversion).

d)                                     There is no Encumbrance on or in relation to any of the Purchased Shares.  Upon consummation of the Transactions contemplated hereby in accordance with the terms hereof, each of the Buyers will (i) hold good and valid title to the Purchased Shares set forth by its name in Schedule 4.5, free and clear of any and all Encumbrances; and (ii) will directly own all of the issued and outstanding equity interests of the Acquired Companies.

Section 4.6             Subsidiaries.  Neither of the Acquired Companies has any Subsidiary or any interest in any other Person.

Section 4.7             Assets. The sole assets of the Administrator are those set forth by its name in Schedule 4.7(a) as of the date of this Agreement, and on or before the Closing the Sellers shall transfer to the Genpact User those assets set forth in Schedule 4.7(b) .  Each of the Acquired Companies has, or will have on the date of transfer,  good and valid title, free and clear of all Encumbrances, to all of the assets set forth under its name in Schedules 4.7(a) and (b).

Section 4.8             Taxes.

a)                                      All Tax Returns that were required to be filed by or with respect to each of the Acquired Companies have been timely filed, with the exception of the filings listed in Schedule 4.8, and Sellers shall defend, indemnify and hold Buyers harmless for any and all costs, interest or penalties related to or arising out of such late filing in accordance with Section 11.3(a) below.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by or with respect to the Acquired Companies have been paid, and the Acquired Companies are in compliance with all tax obligations.   The execution and consummation of this Agreement will not give rise to any adverse Tax consequences for any of the Buyers or the Acquired Companies such as, by way of illustration, a stamp tax or transfer tax, except as such adverse tax consequences may be incurred due to circumstances that are unique to Buyers and not generally imposed upon those in the position of Buyers under these or similar circumstances.   For the avoidance of doubt, and subject to the exception in the preceding sentence, Taxes imposed upon or resulting from the transfer of shares of the Acquired Companies shall be borne by the Sellers, regardless of whether, under Guatemalan law, the Sellers and the Buyers are individually or jointly liable for such Taxes.

b)                                     (i) No written notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Governmental Authority with respect to the Acquired Companies; (ii) there are no pending, current or Threatened audits, suits, proceedings, investigations, claims or administrative proceedings for or relating to any liability in respect of Taxes of the Acquired Companies; (iii) there are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to the Acquired Companies, nor is there any written request for any such agreement or waiver pending; and (iv) no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Acquired Companies are not filed that any Acquired Company is or may be subject to taxation in such jurisdiction.

c)                                      With respect to any period for which Tax Returns required to be filed by or with respect to the Acquired Companies have not yet been filed and Taxes are not yet due and payable, each of the Acquired Companies has made adequate accruals and reserves for such Taxes in accordance with Guatemalan generally accepted accounting principles.

d)                                     There are no Encumbrances for Taxes (other than Permitted Encumbrances for which the respective Acquired Company has made adequate accruals and reserves) on any of the assets of either of the Acquired Companies or the Seller’s Shares.

e)                                      No Acquired Company is a party to any Tax allocation or Tax sharing agreement pursuant to which it will have any obligation to make any payments after the Closing, and no Acquired Company has any liability for Taxes of any other Person as a transferee, successor, by contract or otherwise.

f)                                        Each of the Acquired Companies has withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and has paid over to the appropriate Governmental Authority, all amounts required to be so withheld and paid over under applicable Law.

g)                                     The taxable year of each Acquired Company ends on December 31.

h)                                     None of the transactions between either of the Acquired Companies and their Affiliates has been subject to any transfer pricing adjustments by any Governmental Authority.  Each of the Acquired Companies and its Affiliates has complied with all documentation requirements under the transfer pricing Laws of the appropriate Governmental Authority.

Section 4.9             Real Property.  The Acquired Companies do not own any interest in any real property except for the sublease agreement set forth in Schedule 4.9.  The sublease agreement set forth in Schedule 4.9 is free and clear of all Encumbrances, except Permitted Encumbrances for which the respective Acquired Company has made adequate accruals and reserves as well as the limitations imposed by Guatemalan law on operations of a Free Trade Zone.  True, correct and complete copies of such sublease agreement and the underlying prime lease have been provided to Buyers or their representatives.  Except as described in Schedule 4.9, neither of the Acquired Companies acts as a landlord with respect to any lease, nor is any property included in the sublease agreement detailed in Schedule 4.9 subject to any other lease, sublease, license or other agreement granting to any other Person any rights to use or occupy such real property; and there is no material real property that is required for or used in the Business, except for the property leased under the sublease agreement detailed in Schedule 4.9.

Section 4.10           Compliance with Law. Each of the Acquired Companies has complied with all applicable laws including Export Control Laws and Requirements of Law of any jurisdiction relating to money laundering and data protection, including with respect to personal data, and each of the Acquired Companies, directly or indirectly, maintains adequate governance and control processes to identify noncompliance with any material Requirement of Law.

Section 4.11           Newly Formed; No Operation; No Contracts.  Each of the Acquired Companies was organized on the date, and did not conduct any business until the date, each as set forth on Schedule 4.11 and, but for the sublease agreement set forth on Schedule 4.9, has not entered into a Contract of any kind, except as set forth on Schedule 4.11.

Section 4.12                             No Employees.  Neither of the Acquired Companies has now, or ever had since the date of its organization as a legal entity, any employees except as set forth in Schedule 4.12.

Section 4.13                                Litigation and Compliance with Law.  None of the Acquired Companies or the GE User is currently involved in a civil, criminal, labor, tax-related,  arbitration, administrative or other proceeding and no such claim has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  There is no investigation by any Governmental Authority pending or Threatened or any action, suit, proceeding, claim, charge, arbitration or other litigation or administrative action Threatened against any Acquired Company or GE User.  There is no action, suit, proceeding, claim, arbitration or other litigation by any Acquired Company or GE User pending or which any Acquired Company intends to initiate, against any other Person.

Section 4.14                                Brokerage or Commissions.  No Person is entitled to receive a success fee, finder’s fee, brokerage or commission from or through the Sellers in connection with this Agreement, the other Transaction Documents or the consummation of the Transactions contemplated hereunder and thereunder nor are the Acquired Companies or the Buyers liable to pay any sum whatsoever to any of the shareholders, directors, employees, agents or advisers (past or present) of either Seller or either Acquired Company in connection with the sale of any of the Purchased Shares or otherwise in connection with this Agreement.

Section 4.15                                Net Investment Statement.  Schedule 4.15 constitutes a net investment statement (“Net Investment Statement”) setting forth (i) the actual cost paid by Sellers, Administrator or GE User of all the assets of the Acquired Companies as well as the assets to be transferred to the Acquired Companies in accordance with Section 7.5, and (ii) the actual costs paid by Sellers, Administrator or GE User for setting up the Acquired Companies and commencing the Business.  Such Net Investment Statement fairly presents the true and accurate cost for all items listed therein all in accordance with GAAP as of the Closing Date.

Section 4.16                                No Undisclosed Liabilities.  Except as stated herein, neither Acquired Company has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against it in the Net Investment Statement delivered under Section 4.15 .

Section 4.17                                Employee Benefit Plans; Employee Matters.

a)                                      Neither of the Acquired Companies has or ever had any Employee Benefit Plan.

b)                                     No Employee Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under applicable Law) and no circumstances exist that could result in either of the Acquired Companies or either Buyer becoming obligated to provide any such benefits, except as otherwise provided herein.

c)                                      No current or former independent contractor could be reclassified under applicable Law as an employee of either of the Acquired Companies.

d)                                     There are, and since the date of the organization of each of the Acquired Companies and GE User have been, no material strikes, organized work stoppages, organized slowdowns or lockouts pending or, to the Knowledge of Seller, Threatened, involving any past or current employee of the Acquired Companies or GE User.  None of the past or current employees of the Acquired Companies or GE User are covered by a collective bargaining agreement or other labor union Contract.  There are no representation proceedings or written petitions seeking a representation proceeding presently pending against any of the Sellers, the Acquired Companies, GE User or any of their respective Affiliates involving any past or current employee of the Acquired Companies.  There is no unfair labor practice charge or complaint or other similar proceeding pending or Threatened against any of the Acquired Companies or GE User before any Governmental Authority.

e)                                      Neither the execution, delivery and performance of this Agreement or the Related Agreements or the agreements contemplated by the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing), will (i) entitle any director or officer of any of the Acquired Companies or GE User or any past or current employee of the Acquired Companies or GE User to any compensation or benefit (whether of severance pay or otherwise), (ii) accelerate the time of payment or vesting, or trigger any payment, of any compensation or benefits or trigger any other obligation under any Employee Benefit Plan or (iii) result in any breach or violation of, default under or limit any of the Acquired Companies’ right to amend, modify or terminate any Employee Benefit Plan.

f)                                        The terms of employment or engagement of all directors, officers, current employees, independent contractors, agents, consultants and professional advisers of each of the Acquired Companies or GE User are such that their employment or engagement can be terminated, subject to applicable Law, at any time by providing notice as required under the terms of their respective employment or engagement and without liability for payment of compensation or damages and there are no contractually agreed severance payments which are or could become payable by either of the Acquired Companies or by the Buyers to any directors, officers, current employees, independent contractors, agents, consultants or professional advisers of either of the Acquired Companies under the terms of any Contract or commitment or any Law, custom, trade or practice.

Section 4.18                                No Material Adverse Change. Since the date of the Net Investment Statement, there has not been (i) any material change in the costs set forth in the Net Investment Statement and (ii) any material adverse change in the business, operations, properties, prospects, assets, or condition of either Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

Section 4.19                                Certain Contracts

a)                                      Schedule 4.19 sets forth a list as of the date of this Agreement, of all of the Contracts of each of the Acquired Companies, including identification of which Acquired Company is bound by such Contract (collectively, the “Applicable Contracts”).  Within thirty (30) days of the Closing, Sellers will provide true and complete copies of each of the Contracts listed in Schedule 4.19 together with true and complete copies of all material Contracts to be transferred to one of the Acquired Companies in accordance with Section 7.5.

b)                                     Each Applicable Contract is the legal, valid and binding obligation of the relevant Acquired Company and of each other party thereto, enforceable in accordance with its terms.  None of the Acquired Companies nor any other party, is in violation or default of any term of any such Applicable Contract and no condition or event exists which with the giving of notice or the passage of time or both would constitute a violation or default by either of the Acquired Companies or any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of either Acquired Company or any other party to the Applicable Contract.

Section 4.20                                Intellectual Property

a)                                      Each of the Acquired Companies owns or has a valid right to use, free and clear of all Encumbrances, all Intellectual Property that it is currently using.

b)                                     There is no litigation pending or Threatened, against either of the Acquired Companies that involves a claim (i) alleging that the operation of the business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by either Seller or either of the Acquired Companies.  The Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property rights, including any such Rights under any license agreements relating to commercially available Software.

c)                                      The Acquired Companies have not assigned or granted any license of any kind relating to any Intellectual Property owned by Seller, GE User or either of the Acquired Companies, or the marketing or distribution thereof, to any third party, and necessary for the Business.  The Acquired Companies are not bound by or a party to any option, license or similar Contract relating to the right to use any Intellectual Property that they are using, other than Intellectual Property that is generally commercially available.  The Intellectual Property owned by Seller, the GE User or the Acquired Companies that is in use in the Business does not contain any Open Source Software.

d)                                     Upon Closing or upon transfer of the Assets set forth in Section 7.5, each of the Buyers and each of the Acquired Companies will have all necessary license rights to the Intellectual Property (other than Trademarks) owned by Sellers or one of their Affiliates that is used or will be used by the Acquired Companies in the Business as conducted as of the date hereof or as contemplated in the Related Agreements.

Section 4.21                                Insurance.   Schedule 4.21 sets forth a true and complete list of all material insurance policies in force with respect to the Business.  Copies of such material insurance policies have been made available to Buyers.    Each of the Acquired Companies is (a) covered by such types and amounts of insurance with respect to the Business as are customarily carried by Persons engaged in the same or similar businesses as the relevant Acquired Company, and (b) all insurance policies to which either of the Acquired Companies is a party with respect to the Business are in full force and effect and the relevant Acquired Company has paid all premiums due and payable thereunder (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  The Business has been conducted in a manner so as to conform to all applicable provisions of such insurance policies.

Section 4.22                                Environmental Matters.

a)                                     (i) The Business is being conducted in compliance with all applicable Environmental Laws including all necessary Environmental Permits except where failure to so comply would not reasonably be expected to have a Material Adverse Change (or Effect) on either Acquired Company or the Business; and (ii)  there are no administrative or judicial proceedings pending or Threatened against any of the Acquired Companies or GE User alleging a violation of or liability under Environmental Laws.

b)                                 There have been no Releases of Hazardous Materials at, on or under any of the Leased Real Property by either Acquired Company or GE User.  To the knowledge of Sellers, there are no conditions, facts or circumstances that would reasonably be expected to result in an Environmental Claim in connection with the Business, either Acquired Company or the Facility in which each of the Acquired Companies is or will be operating its Business in accordance with the Transaction Documents.

c)                                  Buyer acknowledges that Sellers have provided to Buyer the environmental reports and information relating to the Leased Real Property that are identified and described in Schedule 4.22(c) (“Environmental Reports”), which are all the environmental reports relating to the Leased Real Property that Sellers have in their possession or are aware exist.  Buyer acknowledges that Seller has provided the Environmental Reports as a convenience to Buyer and that Buyer is not entitled to rely upon the Environmental Reports.  Sellers do not and shall not make any representation or warranty whatsoever as to the accuracy or completeness of the information contained in the Environmental Reports.

d)                                 The representations and warranties made by the Sellers in this Section 4.22 are the only representations and warranties in this Agreement regarding any matters arising under or regulated pursuant to any Environmental Laws or Environmental Permit.

Section 4.23                                Prohibited Payments.  None of the Acquired Companies or GE User and, to the extent in connection with the Acquired Companies, GE User, the BAC MOU, the Facility, none of the Sellers, Sellers’ other Affiliates or any agent or other Person acting on behalf of either of the Acquired Companies,  the Sellers, the Sellers’ Affiliates or the GE User, has, in violation of any provision of either of the U.S. Foreign Corrupt Practices Act of 1977, the Inter-American Convention Against Corruption and legislation implementing such Convention, the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, or any Law relating to prohibited payments to any government officials or employees, as amended, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds or (c) improperly recorded any funds.  None of the Acquired Companies or GE User and, to the extent in connection with the Acquired Companies, GE User, the BAC MOU, the Facility, none of the Sellers, Sellers’ other Affiliates or any agent or other Person acting on behalf of either of the Acquired Companies,  the Sellers, the Sellers’ Affiliates or the GE User, has received any written or oral notice or other warning from any Governmental Authority that alleges that any Acquired Company or any agent or another Person acting on behalf of any Acquired Company is not, or may not be, in compliance with, or has, or may have, any liability under, the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.24                                Disclosure.  No representation or warranty of Sellers in this Agreement or in the other Transaction Documents omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyers, jointly and severally, make the following representations and warranties to the Sellers, each of which is true and correct as of the Effective Date and the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Sellers.

Section 5.1                                      Right, Power, Authority and Action.  Each of the Buyers has the requisite right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document. The execution, delivery and performance by each of the Buyers of this Agreement and each Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the relevant Buyer.  This Agreement and each Transaction Document to which each Buyer is a party is, or upon its execution and delivery will be, a valid and binding obligation of the relevant Buyer, enforceable against it in accordance with its terms.

Section 5.2                                      No Conflict.  The execution and delivery of and performance by each of the Buyers of this Agreement and the Transaction Documents do not:

a)                                      conflict with any provision of the bylaws of such Buyer;

b)                                     conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under any Contract to which such Buyer is a party or by which any of its properties is bound;

c)                                      result in a breach of any order, judgment or decree of any court or governmental agency to which such Buyer is a party or by which such Buyer is bound or submits;

d)                                     result in the creation of an Encumbrance upon any of the assets of the Buyers; or

e)                                      require the Buyers to obtain any consent or approval of, or give any notice to or make any registration with, any third party or governmental or other authority which has not been obtained or made as of the date hereof.

Section 5.3                                      Consents and Approvals.  No filing with, and no permit, authorization, consent or approval of any Government Authority or any other Person is necessary for the consummation by either of the Buyers of the transactions contemplated hereby and in the Transaction Documents.

Section 5.4                                      Brokers. The Buyers have not employed any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses payable by the Sellers or the Acquired Companies in connection with the transactions contemplated by this Agreement (other than those paid or payable solely by the Buyers).

Section 5.5                                      Financial Capacity; Solvency.  The Buyers have sufficient cash and commitments for financing in an aggregate amount sufficient to pay all of the consideration payable to the Sellers as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Purchased Shares and to pay all related fees and expenses to be paid by the Buyers.  Immediately after giving effect to the transactions contemplated hereby, each of the Buyers will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably insufficient capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

Section 5.6                                      Litigation.  There are no actions, suits, claims or proceedings pending or, to the knowledge of the Buyers, threatened against or involving the Buyers or any of its assets or properties by or before any Authority that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.  There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Governmental Authority against the Buyers or any of their assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

Section 5.7                                      Information.  The Buyers have conducted some preliminary investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies in large part based upon the information provided to Buyers by Sellers.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE CLOSING

Section 6.1                                      Conduct of Business by the Sellers Pending the Closing.  The Sellers, jointly and severally, covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement, or except as expressly approved or directed by the Buyers, between the date of this Agreement and the Closing Date, each of the Sellers shall use its reasonable best efforts to cause each of the Acquired Companies and GE User to operate in the ordinary course of business and each of the Sellers shall cause each of the Acquired Companies and GE User not to change its operations or policies. The Sellers shall use their reasonable best efforts to cause each of the Acquired Companies and GE User to preserve intact its business organization, keep available the services of its current officers, employees and consultants, and preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.  By way of amplification and not limitation, the Sellers shall not, between the date of this Agreement and the Closing Date, except as otherwise provided in Section 7.5, directly or indirectly, propose or agree, or cause any of the following with regard to either of the Acquired Companies, without the prior written consent of Buyers to:

a)                                  amend or otherwise change its memorandum or articles of incorporation or association or the bylaws or equivalent organizational documents, except the change of name of the Administrator to Genpact Administraciones-Guatemala, S.A., which change is expressly agreed in this Agreement and will be completed by Sellers as soon as practicable but no later than September 30th, and if Closing takes place before the change of name is completed, the Buyers shall cause the Administrator to complete the change of name process;

b)                                 adopt a plan or agreement of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

c)                                  issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares or capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or capital stock, or any other ownership interest, of it or (ii) any of its assets, tangible or intangible;

d)                                 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise, with respect to any of its shares or capital stock;

e)                                  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or capital stock;

f)                                    permit either of the Acquired Companies to (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock, shares or assets) any interest in any corporation, partnership, limited liability company or other business organization or division thereof or any assets, or make any investment either by purchase of stock, shares or securities, contributions of capital or property transfer, or, except in the ordinary course of business purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, (iii) sell, dispose of or encumber any of its assets, tangible or intangible, or (iv) enter into any Contract other than in the ordinary course of business or necessary for its business;

g)                                 enter into any Contract relating to the Business, other than such Contracts that are entered into in the ordinary course of business or such Contracts that are expressly described in the other Transaction Documents, on terms and conditions acceptable to Buyers in their sole discretion;

h)                                 Modify, amend or terminate any Contract currently in force or to be entered into as expressly described in the other Transaction Documents except in the ordinary course of business;

i)                                     make any capital expenditures, or commitments for such capital expenditures except in an amount less then $10,000 (ten thousand dollars) in each individual case or less than $50,000 (fifty thousand dollars) in the aggregate;

j)                                     make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person, other than extensions of trade credit in the ordinary course of business;

k)                                  increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

l)                                     other than in the ordinary course of business, hire or terminate any employee of either of the Acquired Companies;

m)                               take any action with respect to accounting policies or procedures other than in the ordinary course of business;

n)                                 (i) make or change any material Tax election or position, (ii) amend any material Tax Return, (iii) enter into any closing agreement with a Governmental Authority, (iv) waive or extend any statute of limitations with respect to Taxes, (v) settle or compromise any material Tax liability, claim or assessment or surrender any right to claim a refund of material Taxes;

o)                                 acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or assets comprising a business or any material amount of property or assets in or of any other Person;

p)                                 dispose, transfer or lease any property or assets;

q)                                 release any rights or claims in respect of the Business;

r)                                    pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business except as provided for in Section 7.3 of this Agreement; or

s)                                  agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article VI untrue or incorrect.

Section 6.2                                      Access.

a)                                  From the date hereof to the Closing, subject to any applicable Requirement of Law, Sellers will permit Buyers and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Acquired Companies’ and GE User’s properties, premises, facilities, information technology systems, employees and representatives and books and records to the extent related to the transactions contemplated by this Agreement and the Related Agreements, provided that such access is reasonably necessary for Buyers to complete the transactions contemplated by this Agreement or to conduct the Business as contemplated by this Agreement; and provided, further, that Buyers shall not be entitled to access to any confidential information respecting Sellers’ or its Affiliates’ clients, any information subject to confidentiality duties to third parties, whether by law or agreement.  To the extent any information reasonably requested by Buyers is unavailable as the result of the foregoing proviso, then the Parties shall cooperate to provide alternative information or comfort to Buyer respecting such information.  Each Seller shall direct its and the Acquired Companies’ respective employees, agents and representatives and shall cause the employees, agents and representatives of its applicable Affiliates, to cooperate reasonably with Buyer and its representatives.  Without limiting the foregoing, from the date hereof until the Closing Date, Buyers shall not conduct, without the prior written consent of the Sellers, any environmental investigation at the Leased Real Property, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, ground water, soil or anything else at or in connection with any Real Property, except as may be required by the Sublease.

b)                                 Following the Closing, subject to any applicable Requirement of Law, Sellers will permit Buyers and their Affiliates and their respective representatives and advisors (including attorneys and accountants), and Buyers will permit Sellers and their Affiliates and their respective representatives and advisors (including attorneys and accountants) to have reasonable access (including to examine and make copies of, as applicable), during regular business hours and upon reasonable advance notice, to any books and records and personnel relating to the Business or either of the Acquired Companies or GE User which were retained by either of Sellers or their Affiliates where the requesting entity is a Buyer or Affiliate of Buyer, or held by a Buyer or an Affiliate of Buyer where the requesting entity is a Seller or Affiliate of Seller, as well as to each of the Acquired Companies’ corporate records, for any reasonable purpose relating to the Business, including in connection with (i) the preparation of the Revised Net Investment Statement and any dispute in connection therewith, (ii) the preparation of Buyer’s accounting records or audits, (iii) any suit, claim, action, proceeding or investigation relating to or referring to the Business or each of the Acquired Companies in any manner (whether or not either Acquired Company is a party to such suit, claim, action, proceeding or investigation), (iv) any regulatory filing or matter or (v) any other bona fide legal or business purpose of Buyer; provided, however, that Buyers shall not be entitled to access to any confidential information respecting Sellers’ or its Affiliates’ clients, any information subject to confidentiality duties to third parties, whether by law or agreement.  To the extent any information reasonably requested by Buyers is unavailable as the result of the foregoing proviso, then the Parties shall cooperate to provide alternative information or comfort to Buyer respecting such information.

c)                                  Following the Closing, the Parties shall, upon written request, use reasonable efforts promptly to make available to each other, their and their Affiliates’ respective representatives (including legal counsel) for fact finding, consultation and interviews and as witnesses or other participants to the extent that any such Person may reasonably be required in connection with any action, suit, proceeding, claim, arbitration, litigation, or formal or informal regulatory proceeding or inquiry, in which the requesting party may from time to time be involved relating to or referring in any manner to the Business, either Acquired Company (whether or not such Acquired Company is a party to such matter) as such businesses were conducted prior to the Closing (and the Parties will cause such representatives to cooperate with the requesting party to produce (and provide copies or extracts thereof), subject to and in accordance with this Section, such books and records (including corporate and related records) as are reasonably required in connection with such matters).  Except as otherwise agreed between the Parties, the Parties agree to reimburse each other for reasonable out-of-pocket expenses incurred by the other in connection with providing individuals, witnesses and/or books and records pursuant to this Section.

d)                                 Until the Closing, the Parties promptly shall notify each other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions becoming incapable of being satisfied or that will or is reasonably likely to result in a claim for indemnification.

e)                                  Nothing in this Contract limits GE User and BAC’s ability and rights to use and have access to the areas subleased or to be subleased to them or to be allocated to them under other contractual arrangements in accordance with the terms thereof.

ARTICLE VII
COVENANTS

Section 7.1                                      Due Diligence Review.  In order to accommodate the Sellers’ desired Closing Date, the Buyers have been unable to complete a full due diligence review of the assets, properties, books and records of the Acquired Companies.  The Sellers shall provide the Buyers and/or their designated agents or consultants with the access to such property which Buyers, their agents or consultants require to conduct the due diligence review to the extent feasible prior to the Closing Date.

Section 7.2                                      Confidentiality.

a)                                  Subject to Section 10.2, each Seller undertakes to the Buyers, for itself and as agents and trustees of the Acquired Companies, and each Buyer undertakes to the Sellers, that it shall treat as confidential all proprietary or confidential information and any other information received or obtained as a result of entering into or performing this Agreement which relates to:

i.                                            the other party and its business including, where that other party is the Seller, the Acquired Companies prior to the Closing Date;

ii.                                           the provisions or the subject matter of this Agreement or any other Transaction Document and any claim or potential claim thereunder; or

iii.                                        the negotiations relating to this Agreement and the Transaction Documents.

b)                                 Section 7.2(a) does not apply to disclosure of any such information:

i.                                              which is required to be disclosed by law, by a rule of a listing authority or stock exchange to which any party or an Affiliate of such party is subject or submits or by a governmental authority or other authority with relevant powers to which any party or an Affiliate of such party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall be disclosed to the other party in writing;

ii.                                           to an adviser for the purposes of advising in connection with the Transactions contemplated by this Agreement provided that such disclosure is reasonably necessary for these purposes and provided disclosure is on the basis of a confidentiality undertaking of similar content to this section;

iii.                                        to a director, officer or employee of the Buyers or their Affiliate or the Acquired Companies whose function requires him or her to have the relevant confidential information;

iv.                                       to the extent that the information has been made public by, or with the consent of, the other party;

v.                                          to the extent necessary to perform any obligations under this Agreement or any contractual obligation referring to the activities of the Acquired Companies; or

vi.                                       to a party’s investors or providers of debt provided disclosure is on the basis of a confidentiality undertaking of similar content to this section.

Section 7.3                                      Indebtedness.  At or prior to the Closing, Sellers shall cause the Acquired Companies to (i) indefeasibly pay and discharge (or otherwise extinguish and release) in full, any and all outstanding Indebtedness of each of the Acquired Companies (including any interest thereon and any prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with payment and discharge thereof) such that, as of the Closing, each of the Acquired Companies will not have any Indebtedness, and (ii) release all Encumbrances in connection with any such outstanding Indebtedness, including pursuant to intra-group credit arrangements with Sellers or their Affiliates, if any.

Section 7.4                                      Insurance.  At the Closing, all policies for insurance listed in Schedule 4.21 covering each of the Acquired Companies shall be fully paid through and including the date of the Closing, be in full force and effect and shall be eligible to be maintained for at least a period of one year by the Buyers upon the payment of premiums for such period of time.

Section 7.5                                      Transfers.  All of the Assets reflected in Schedule 4.15  that are not owned by the respective Acquired Company at Closing shall be transferred within thirty (30) days after Closing to the respective Acquired Company, on a tax free basis, and without cost or obligation of such Acquired Company, except in the case of material Contracts (as assets) where such transfer is expressly prohibited by a GE Corporate Contract, a Contract that may be terminated due to change of control provisions or a Contract as agreed by the Parties, all of which are listed on Schedule 7.6, in which case the Parties shall adjust the Purchase Price in accordance with Section 2.4.

Section 7.6                                      Sufficiency of Assets.

a)                                     Upon completion of the transfers contemplated by Section 7.5 above, each of the Acquired Companies will own, possess, license, lease, have control of or have rights to use in accordance with the same contractual terms as are applicable on the date of this Agreement which shall be the same terms applicable at the time of transfer unless expressly agreed otherwise in this Agreement, all material assets (including material Contracts and Intellectual Property) necessary to conduct the Business as the same is contemplated to be conducted in accordance with this Agreement, the Related Agreements and the Transaction Documents, except for GE Corporate Contracts, such Contracts that may be terminated due to change of control provisions or such Contracts as are agreed by the Parties, all of which are listed on Schedule 7.6 to the Share Purchase Agreement.

b)                                    Upon completion of the transfers contemplated by Section 7.5 above, the equipment, software and technology used by each of the Acquired Companies to provide the Existing Services (to be defined in the SOW contemplated by the Omnibus Agreement), and which the Acquired Companies will have the right to use on the same contractual terms as are applicable prior to the date of this Agreement which shall be the same terms applicable at Closing and thereafter as contemplated by the Omnibus Agreement, unless expressly agreed otherwise in this Agreement will be capable of providing the Existing Services at the Service Levels (to be defined in the Statement of Work contemplated by the Omnibus Agreement) and thereafter as contemplated by the Omnibus Agreement unless expressly agreed otherwise in this Agreement, except for GE Corporate Contracts, such Contracts that may be terminated due to change of control provisions or such Contracts as are agreed by the Parties, all of which are listed on Schedule 7.6 to the Share Purchase Agreement.

Section 7.7                                      Intellectual Property Licenses.

a)                                  At the Closing, Sellers shall, or shall cause their Affiliates to, grant to Buyers and their Affiliates (including the Acquired Companies) a perpetual, irrevocable, royalty-free, worldwide, sub-licensable (solely to the extent necessary for the

Buyers and their Affiliates (including Acquired Companies’) customers to receive services and use products, in each case, provided by Buyers and their Affiliates), non-exclusive, non-transferable (in whole or in part, except to an Affiliate of any Acquired Company or in connection with a merger, sale, transfer or other disposition of all or substantially all of the Acquired Companies’ business or assets) license to use, distribute, display, copy, sell, offer for sale, modify and/or create derivative works from all Intellectual Property (other than Trademarks) owned by Sellers or one of their Affiliates that is used by the Acquired Companies in the Business as conducted as of the date hereof, (the “Licensed Sellers Intellectual Property”).  Buyers and their Affiliates (including the Acquired Companies) shall own the new incremental portion of any derivative works based on the Licensed Sellers Intellectual Property created by Buyers or their Affiliates (including the Acquired Companies) following the Closing (for the avoidance of doubt, Buyers and their Affiliates (including the Acquired Companies) shall not own the underlying Licensed Seller Intellectual Property or the derivative work as a whole).

b)                                 In connection with the licenses granted in this Section, upon a licensee’s reasonable request, each licensor shall promptly deliver to such licensee all Intellectual Property licensed to such licensee under this Section, including copies of all process descriptions, source code, related object libraries, compiler and build command files and other existing documentation relating thereto, which shall be treated as Confidential Information.

Section 7.8                                      Correspondence.  From and after the Closing and for a period of sixty (60) calendar days after the Closing, (a) Sellers shall use reasonable efforts to cause to be delivered to either Acquired Company any mail or other communications received by Sellers or their Affiliates intended for either Acquired Company and (b) Buyers shall use reasonable efforts to cause to be delivered to either Seller any mail or other communications received by either Acquired Company or its Affiliates intended for either Seller or its Affiliates.

Section 7.9                                      Financial Records and Audit Cooperation.

a)                                     From and after the date hereof and until the Closing Date, Sellers shall use their reasonable efforts to cause the Acquired Companies to maintain the financial records of the Acquired Companies and to continue to prepare financial statements in accordance with, and in a manner and on the timing consistent with, the accounting principles, procedures, policies, practices and methods used prior to the date hereof, including the application of GAAP, as applicable.  Sellers shall, prior to and, for a period of twelve (12) months after the Closing, (i) use reasonable efforts to cooperate in good faith with Buyers and their independent accountants as reasonably requested by Buyers in connection with Buyers’ preparation and audit of GAAP and statutory consolidated financial statements of the Acquired Companies (including income statements, balance sheets, statements of cash flows and statements of stockholders’ equity) for the most recently completed interim period (as of the Closing Date) as well as the corresponding interim period in the previous year, if applicable; and (ii) use reasonable efforts to cause the Sellers’ independent accountants to provide customary assistance with respect thereto as reasonably requested by Buyers.

b)                                    Sellers shall, prior to and for a period of twelve (12) months after the Closing, in relation to any filing required by Buyers or their Affiliates with the SEC in which Buyers are required to include financial statements or other financial information of the Acquired Companies, which relate in whole or in part to any period prior to Closing, or pro forma financial statements or information showing the effects of the transactions contemplated by this Agreement, including any registration statement or prospectus relating to an offering of securities, (i) permit Buyers and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to such information and records (to the extent retained by Sellers or their respective Affiliates, if such access is to be provided after the Closing) as are reasonably necessary for the production of such information in connection with such filings, (ii) use reasonable efforts to cooperate in good faith with Buyers and their independent registered public accounting firm in connection with the preparation of such financial statements or financial information and (iii) use reasonable efforts to cause the Sellers’ independent accountants to provide customary assistance with respect thereto, including the provision of consents for the use of their reports in such filings and customary comfort letters.

Section 7.10.                             Financial Statements.

a)                                      Within thirty (30) calendar days of Closing, Sellers will deliver to Buyer unaudited balance sheets for each of the Acquired Companies as at June 27, 2008, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow, including the notes thereto. Such financial statements and notes will fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of each of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

b)                                     Within one hundred and twenty (120) calendar days of Closing, Sellers will deliver to Buyers statutory financial statements for the Acquired Companies in accordance with Guatemalan generally accepted accounting principles. Such financial statements and notes will fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of each of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Guatemalan generally accepted accounting principles.

Section 7.11.                          Employee Matters.

a)                                  Employment of All Business Employees.

i.                                              Continuation of Employment.  As of a date to be agreed by the Parties, but in the case of any employee of GE User to be transferred to Genpact User or the Administrator, no earlier than three months after any such employee of GE User commenced employment (a “Transfer Date”), the Buyers shall offer, or cause one of the Acquired Companies to offer, comparable employment as of the Transfer Date as a successor employer to those employees of the GE User or its Affiliates as may be agreed by the Parties (each of the individuals described above is referred to as a “Business Employee”) and who is actively employed (including individuals on vacation, holiday, jury duty, short term sick leave, disability or other similar absence) immediately prior to the Transfer Date.   The Business Employees who accept an employment offer from one of the Acquired Companies as of the Transfer Date are referred to as the “Transferred Employees”, and the Acquired Company which becomes the employer of a Transferred Employee is referred to as the “Successor Employer”. Neither the Buyers nor Successor Employer shall be obligated, however, to continue to employ any Transferred Employee for any specific period of time following the Transfer Date, subject to applicable Law.

ii.                                           Terms and Conditions of Employment.  For a period of at least one year following the Transfer Date, each Transferred Employee shall be entitled to receive while in the employ of the Successor Employer at least the same salary, wages, incentive compensation, bonus opportunities, and other terms and conditions of employment as were provided to such employee immediately prior to the Transfer Date.  In addition, for a period of at least one year following the Transfer Date, the Successor Employer shall provide the Transferred Employees with substantially equivalent employee benefits (including life insurance and medical benefits) having a comparable aggregate value to all benefits provided to such employee under the Employee Benefit Plans as set forth in Schedule 7.11(a)  in effect immediately prior to the Transfer Date; provided that for purposes of this covenant, stock options and other equity awards shall be disregarded.

iii.                                        Bonuses.  As of the Transfer Date, the Successor Employer shall assume all obligations to each Transferred Employee to pay any bonuses required by Guatemalan law or incentive payments agreed to by Seller described in Schedule 7.11(a) as of the Transfer Date.  Consistent with the Buyers’ obligations under this Section 7.11(a) , the Successor Employer shall pay Transferred Employees annual incentive compensation on the same basis as in effect prior to the Transfer Date.

iv.                                       Individual Employee Agreements.  As of the Transfer Date, the Successor Employer shall assume all obligations of Sellers and its Affiliates under all individual employment, retention, termination, severance and other similar agreements set forth in Schedule 7.11(a)(iv)  (collectively, “Employee Agreements”) pursuant to which Sellers or any of its Affiliates has any obligation, contingent or otherwise to any of the Transferred Employees.

v.                                          Credit for Service.  The Successor Employer shall credit Transferred Employees for service earned on and prior to the Transfer Date with Sellers and their Affiliates, or any of their respective predecessors, in addition to service earned with the Successor Employer on or after the Transfer Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits under any retirement or other employee benefit plan, program or arrangement of the Successor Employer for the benefit of the Transferred Employees on or after the Transfer Date and (ii) for such additional purposes as may be required by applicable Law.

vi.                                       Pre-existing Conditions; Coordination.  The Successor Employer shall waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents.  The Successor Employer shall recognize for purposes of annual deductible and out-of-pocket limits under its health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Sellers’ or any of their Affiliates’ health plans in the calendar year in which the Transfer Date occurs.

b)                                 Transferred Employees.

i.                                              Terms and Conditions of Employment.  The Successor Employer shall, in addition to meeting the requirements of Section 7.11(a), comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of Transferred Employees’ employment or severance of employment in connection with the transfer of the Business or otherwise.

ii.                                           Severance Indemnity.  In the event the Successor Employer, with respect to any Transferred Employee, (i) does not provide a mirror benefit plan that is identical to the substantive provisions that are in effect as of the Transfer Date under each Employee Benefit Plan (as defined below) in which such Transferred Employee was covered or eligible for coverage immediately prior to the Transfer Date, (ii) amends or otherwise modifies on or after the Transfer Date any such mirror benefit plan, or other term or condition of employment applicable to such Transferred Employee immediately prior to the Transfer Date, or (iii) fails to continue an offer of employment with the Successor Employer, in each case in a manner that results in any obligation, contingent or otherwise, of Sellers or their Affiliates to pay any severance or other benefit (including such benefits required under applicable Laws) to any Transferred Employee and any additional liability incurred by Sellers and their Affiliates in connection therewith, the Buyers shall, and shall cause their Affiliates to, reimburse and otherwise hold harmless Sellers and their Affiliates for all such severance and other benefits.

c)                                  Parent Plans.

i.                                              No Assumption or Transfer of Parent Plans.  Except as otherwise specifically provided in the Agreement, the Buyers and their Affiliates shall not assume any obligations under or liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the Employee Plans which are sponsored or maintained by GE or its Affiliates (“Parent Plan”) principally for GE employees.

d)                                 Employee Benefit Plans.

i.                                              The Successor Employer shall put in place Employee Benefit Plans set forth in Schedule 7.11(a).

ii.                                           The Employee Benefit Plans set forth in Schedule 7.11(a) shall be continued for a period of at least one year following the Transfer Date or such longer period as may be required under applicable Law or practice.

e)                                  Impermissibility; Good Faith.

i.                                              In the event that any provision hereof is not permissible under any Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

f)                                    Employee Data Protection.

i.                                              “Sellers’ Personal Data” includes any information relating to an identified or identifiable natural person that (i) is obtained by the Buyers from Sellers or any of their Affiliates or representatives, (ii) is processed by the Buyers on behalf of Sellers, (iii) pertains to Sellers’ personnel, or (iv) is created by the Buyers based on (i), (ii), or (iii) above.

ii.                                           The Buyers shall, and shall cause their Affiliates to, comply with all applicable Laws regarding the maintenance, use, sharing or processing of Sellers’ Personal Data, including, but not limited to (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Transfer Date, and (ii) taking any other steps necessary to ensure compliance with local data protection Laws, including but not limited to, the execution of any separate agreements with Sellers to facilitate the lawful processing of certain Sellers’ Personal Data (such agreements to be executed before or after the Transfer Date, as necessary).

iii.                                        The Buyers shall, and shall cause their Affiliates to, share and otherwise process Sellers’ Personal Data only on a need-to-know basis, only as legally permitted and to the extent necessary to perform its obligations under the Transaction Agreements or Sellers’ further written instructions.  The Buyers shall use reasonable, technical and organizational measures to ensure the security and confidentiality of Sellers’ Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss.  The Buyers agree that, before the Transfer Date, it shall not disclose any Sellers’ Personal Data to third parties without the express written approval of Sellers or unless required by applicable Law.  The Buyers shall immediately inform Sellers of any breach of this security and confidentiality undertaking, unless prohibited from doing so by Law.

g)                                 Cooperation and Assistance.

i.                                              Cooperation of the Buyers.  After the Transfer Date, the Buyers shall, and shall cause their Affiliates to, cooperate with Sellers to provide such current information regarding the Transferred Employees or former employees of the Business on an ongoing basis as may be reasonably necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under the Parent Plans as applicable.

ii.                                           Claims Assistance.  The Buyers shall, and shall cause their Affiliates to, permit Transferred Employees to provide such assistance to the Sellers at Sellers’ expense as may be required in respect of claims against the Sellers or its Affiliates, whether asserted or threatened, to the extent that the Parties agree that (a) a Transferred Employee has knowledge of relevant facts or issues, or (b) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim.

iii.                                        Term.  The cooperation and assistance provided for in this Section shall survive the Closing for a period of eighteen months.

Section 7.12.                           GE Capital Sublease Guaranty.  Within 60 days after the Closing Date, Genpact Limited shall use its best efforts to arrange, within 60 days after the Closing Date, to cancel or assume GE Capital’s guaranty of the Administrator’s obligations under the Sublease, but in any event, shall indemnify GE Capital for such guaranty obligations as provided in Section 13.3(c) hereof.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF BUYER

Section 8.1                                      Conditions.  The obligations of the Buyers to effect the Transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

a)                                   Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of each of the Sellers contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed on any Schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.  The obligations of Sellers to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed in all material respects or waived by Buyers in writing on or before the Closing Date.   Since the date of this Agreement, there shall not have occurred any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business, which change or event is continuing or is having a continuing impact.

b)                                  No Adverse Change or Destruction of Property.  Between the date hereof and the Closing Date, (i) there shall have been no Adverse Change in the Business of the Sellers or the Acquired Companies, and (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any respect the Acquired Companies or their assets.

c)                                   Certificate of Sellers.  The Sellers shall have delivered to Buyers (a) copies of the Acquired Companies’ articles of incorporation, bylaws or other charter documents as in effect immediately prior to the Closing Date, and (b) a certificate shall be validly executed on behalf of Sellers by appropriate executive officers of Sellers certifying that the conditions specified in Article VI, Article VII and Section 8.1 have been satisfied.

d)                                  No Adverse Litigation.  There shall not be pending or Threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Transactions contemplated hereby, and which, in the judgment of Buyers, makes it inadvisable to proceed with the Transactions.

e)                                  No Default or Breach of Contract.  There shall not be pending or Threatened any claim that either of the Acquired Companies is in default on any Contract, and no condition exists that with notice or lapse of time or otherwise would constitute a default under any Contract.

f)                                    Deliveries.  All of the deliveries contemplated by Section 8.2 have been made.

Section 8.2                                      Closing Deliveries by the Sellers.  At the Closing, the Sellers shall have delivered to the Buyers, in proper form for recording when appropriate.

a)                                  Evidence of Authority.  Evidence of the authority of each Person executing the Agreement and any Transaction Document on behalf of the Sellers and evidence of authority and power of each of the Sellers to enter into the Agreement and any Transaction Document and perform its obligations thereunder and consummate the transactions contemplated thereby, in each case in form and substance satisfactory to the Buyers;

b)                                 Approval of Transactions.  A copy of (i) the minutes of a duly held meeting of the directors or shareholders meeting of the Acquired Companies authorizing the execution by such Acquired Company of each of the Transaction Documents to which it is a party, or (ii) other written evidence of authorization of this Agreement, the Transaction Documents and the Transactions, and the due execution and delivery of all documentation related thereto, in form and substance reasonably satisfactory to Buyers;

c)                                  Shares;  Certificates and Corporate Documents.  The Sellers shall deliver or cause to be delivered to the Buyers the following documents:

i.                                             the applicable share transfer forms and/or share certificates representing the Purchased Shares described in Schedule 4.5 and the updated share register pursuant to applicable law and Section 2.1 of this Agreement;

ii.                                          original letters, effective as of the Closing Date, of the members of the Board of Directors of the Acquired Companies providing for the following: (i) their irrevocable resignation of their positions with the Acquired Companies; and (ii) that they have no claim nor credit outstanding against the Acquired Companies as of the Closing Date and, in any event, that they irrevocably waive any claim, credit or fees they may have against the Acquired Companies;

iii.                                       all books and corporate records of the Acquired Companies, including business licenses (patentes de comercio) for the Acquired Companies and the businesses (empresas) owned by them;

iv.                                      By-Laws of the Acquired Companies, including all amendments thereto;

v.                                         all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning from the formation of the Acquired Companies;

vi.                                      a copy of the MOU with BAC, executed by both BAC and Sellers;

vii.                                   all the original agreements executed by each Acquired Company; and

viii.                                a release in full from GE Capital for all loan amounts owed to it by the Acquired Companies, including for interest, fees and penalties.

Section 8.3                                      Consents.  The Sellers shall have obtained any and all approvals, consents, permits and waivers necessary or appropriate for consummation of the Transactions contemplated hereby, including without limitation, the approval of the Transactions by the Shareholder and any other shareholders of the Acquired Companies, and shall have made all filings, notices or applications required under applicable law, including without limitation, all filings for approval with any Governmental Authority to the transfer of the Purchased Shares.

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF SELLERS

Section 9.1                                      Conditions.  The obligations of the Sellers to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Sellers:

a)                                  Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of each of the Buyers contained in this Agreement and the Transaction Documents shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by or disclosed pursuant to this Agreement, and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.  The Buyers shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.  The Buyers shall have delivered to the Sellers a certificate, dated as of the Closing Date, and signed by an officer thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

Section 9.2                                      Consideration.  At the Closing, the Buyers shall have paid the Purchase Price to the Shareholders.

Section 9.3                                      No Order or Injunction.  There shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the Transactions contemplated hereby.

Section 9.4                                      Closing Deliveries by the Buyers.  At the Closing, the Buyers shall deliver to the Sellers, evidence of the authority of each Person executing the Agreement and any Transaction Document on behalf of the Buyers and evidence of authority and power of each of the Buyers to enter into the Agreement and any Transaction Document and perform its obligations thereunder and consummate the transactions contemplated thereby, in each case in form and substance satisfactory to the Sellers.

ARTICLE X
OTHER AGREEMENTS

Section 10.1                                Further Assurances.  Each of the Sellers and Buyers shall, and shall cause each of the Acquired Companies to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on themselves and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them.

Section 10.2                                Publicity.  Except as mutually agreed in writing by the parties, there shall be no press release or other announcement concerning this Agreement or the transactions contemplated hereby, it being acknowledged and agreed that a press release announcing the transaction will be issued and that Genpact Limited will file an 8-K with the SEC respecting the transactions.

Section 10.3                                No Additional Representations.  The Buyers acknowledge that neither the Sellers, the Acquired Companies nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers or the Acquired Companies, except as expressly set forth in this Agreement, the Transaction Document and in the Related Agreements.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND VI, THE SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLERS OR THE ACQUIRED COMPANIES OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE SELLERS OR THE ACQUIRED COMPANIES, AND THE BUYERS EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, provided that this disclaimer shall not effect, waive, reduce or otherwise modify Sellers’ obligations, representations and warranties contained in the other Transaction Documents.

Section 10.4                                Limitation of Recourse. The rights of the parties for indemnification relating to this Agreement on the transactions contemplated hereby shall be strictly limited to those contained herein and, subject to the last sentence hereof, such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing with respect to any matter in any way relating to this Agreement or arising in connection herewith.  To the maximum extent permitted by Law, the Buyers hereby waive and shall cause the Acquired Companies to waive all other rights and remedies with respect to any such matter, whether under any Laws, at common law, in equity or otherwise.

ARTICLE XI
TAX MATTERS

Section 11.1                              Conveyance Taxes.  Any U.S. or Guatemalan transfer, documentary, sales, use, stamp, registration and other such Taxes and duties attributable to or incurred in connection with the transfer of the Seller’s Shares to Buyer whether payable prior to, at or after the Closing (collectively, “Transaction Conveyance Taxes”) shall be borne by Seller.

Section 11.2                              Preparation and Filing of Tax Returns.

a)                                  Sellers shall prepare and timely file or shall cause to be prepared and timely filed all required Tax Returns of the Acquired Companies for any Pre-Closing Tax Period.

b)                                 Buyers shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required to be filed by or in respect of the Acquired Companies after the Closing Date; provided, that with respect to any such Tax Returns for a Straddle Period, such Tax Returns shall be prepared, all elections with respect to such Tax Returns shall be made, and all Taxes shall be paid to the extent permitted by Law.  Before filing any Tax Return with respect to any Straddle Period, Buyers shall provide Sellers with a copy of such Tax Return at least fifteen (15) Business Days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Sellers’ indemnification obligation, if any, pursuant to this Article 11.  If for any reason Sellers do not agree with Buyers’ calculation of their indemnification obligation, Sellers shall notify Buyers of their disagreement within five (5) Business Days of receiving a copy of the Tax Return and Buyers’ calculation.  If Sellers agree with Buyers’ calculation of their indemnification obligation, Sellers shall pay to Buyers the amount of Sellers’ indemnification at the time specified below.

Section 11.3                              Tax Indemnification.

a)                                  Sellers shall indemnify, defend and hold Buyers, the Acquired Companies and their respective Affiliates harmless, jointly and severally, from and against (i) any liability for Taxes imposed on the Acquired Companies with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (as determined pursuant to (c)), in each case; (ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) and any analogous provisions of state, local or foreign Laws) for Taxes of any Person (other than the Acquired Companies) which is or has ever been affiliated with the Acquired Companies and joined or was required to join in filing any consolidated, combined or unitary Tax Return, prior to the Closing; (iii) all Transaction Conveyance Taxes; (iv) until those certain administrative clarifications to the FTZ User Authorization are obtained, any liability for Taxes imposed as a result of the FTZ Genpact User Authorization not providing the Tax benefit intended by it to provide; (v) any Taxes imposed on any Buyer or Acquired Company related to any payments made by BAC to a Buyer or Acquired Company, including without limitation, those relating to the payment described in Section 2.4(b), to the extent not paid by BAC; and (vi) a breach of Section 4.8 hereof.

b)                                 Buyers shall indemnify, defend and hold Sellers harmless, jointly and severally, from and against (i) any liability for Taxes imposed on the Acquired Companies with respect to any Post-Closing Tax Period and the portion of any Straddle Period beginning after the Closing Date (as determined pursuant to (c)), except for those matters described in Sections 11.3(a)(iv) and (v).

c)                                  For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

i.                                             in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date; and

ii.                                          in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Entities or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

iii.                                       Any indemnity payments made pursuant to Article II shall be adjusted to account for any net income Taxes (excluding withholding Taxes) imposed upon the receipt of such payment and shall be made net of any Tax Benefit available to the recipient of such payment that results from the loss giving rise to such indemnity payments.  For purposes of determining the amount of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest income tax corporate marginal rate in effect in the year such indemnifiable loss is incurred and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under applicable Law and the projected utilization of such Tax Attributes as computed by the recipient of such Tax Benefit.  If a Tax Benefit resulting from an indemnifiable loss is available in multiple Tax years, the amount of such Tax Benefit for purposes of this (b) iii shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such indemnifiable loss is incurred.

Section 11.4                              Time and Manner of Payment.   Any payment required to be made pursuant to Article XI shall be (i) treated as an adjustment to Purchase Price and (ii) made within 30 Business Days of such party requesting such payment in writing and in all events not later than three Business Days prior to the due date (including extensions) for such payment.

Section 11.5                              Tax Refunds.

a)                                  Buyer shall pay or cause the Acquired Companies to pay to Sellers the amount of any refunds or credits of Taxes actually received by the Acquired Companies, plus any interest received with respect thereto from the applicable Governmental Authority for (i) any Pre-Closing Tax Period and (ii) the portion of any Straddle Period (determined pursuant to 11.3(c)) ending on the Closing Date, within ten (10) Business Days after the Acquired Companies receive such refund or claims such credit.

b)                                 Sellers shall pay or cause to pay to Buyer the amount of any refunds or credits of Taxes of the Acquired Companies actually received by Seller or any of their Affiliates, if any, plus any interest received with respect thereto from the applicable Governmental Authority for (i) any Post-Closing Tax Period and (ii) the portion of any Straddle Period (determined pursuant to 11.3(c)) beginning after the Closing Date, within ten (10) Business Days after receipt of such refund or claims such credit.

Section 11.6                              Section 338 Election.  Buyers may make an election pursuant to Section 338(g) of the Code with respect to the Acquired Companies.

Section 11.7                              Tax Sharing Agreements.  On the Closing Date, all Tax sharing agreements and arrangements between (i) the Acquired Companies, on the one hand, and (ii) Sellers or any of their Affiliates (other than the Acquired Companies), on the other hand, shall be terminated effective as of the Closing Date and have no further effect after the Closing Date.

Section 11.8                              Cooperation, Exchange of Information and Record Retention   The Parties recognize that each Party may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information of the Acquired Companies held by Sellers or the Acquired Companies; therefore, from and after the Closing Date, each Party shall, and shall cause its applicable Affiliates (including the Acquired Companies), officers, employees, agents, auditors and representatives to, (A) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any Pre-Closing Tax Period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions) or (ii) six years following the due date for such Tax Returns (giving effect to any valid extensions), (B) allow the other Parties, their Affiliates and their respective officers, employees, agents, auditors and representatives, upon reasonable notice and at mutually convenient times, to access employees and to inspect, review and make copies of such records (at the expense of the Party requesting the records) as such Parties may deem reasonably necessary or appropriate from time to time and (C) as reasonably requested by any Party, cooperate and make employees available to provide additional information or explanation of materials or documents.  The Parties shall provide each other with written notice 30 calendar days prior to transferring, destroying or discarding the last copy of any records, books, work papers, reports, correspondence and other similar materials and shall have the right, at the requesting Parties’ expense, to copy or take any such materials.  Any information obtained under this Section 11.8 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 11.9                              Tax Contests.

a)                                  If a claim for Taxes (including notice of a pending audit) is made by any Governmental Authority in writing (a “Tax Claim”), which, if successful, might result in an indemnity payment pursuant to Section 11.3, the party seeking indemnification (the “Tax Indemnified Party”) shall notify the other party (the “Tax Indemnifying Party”) in writing of the Tax Claim within ten (10) Business Days of the receipt of such Tax Claim.  If notice of a Tax Claim (a “Tax Notice”) is not given to the Tax Indemnifying Party within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party is materially prejudiced as a result thereof.

b)                                 The Tax Indemnifying Party shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, subject to the condition in the following sentence, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto, and may either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner.  Notwithstanding the foregoing, the Tax Indemnifying Party shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim with respect to any Tax Return which would materially and adversely affect the liability for Taxes of the Tax Indemnified Party (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of any amortization or depreciation deductions, or the reduction of any loss or credit carry forwards) without the prior written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless the Tax Indemnifying Party agrees to fully indemnify the Tax Indemnified Party and its Affiliates against the Taxes resulting from such settlement.  The Tax Indemnified Party shall be entitled to be informed of the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

c)                                  With respect to any Tax Claim for a Straddle Period, the Party which would bear the burden of the greater portion of the sum of any adjustments shall control such Tax Claim; provided, however, that such controlling Party shall (i) keep the non-controlling Party informed of all developments, (ii) permit the non-controlling Party to participate at its own expense and (iii) not settle or compromise such Tax Claim without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld or delayed.

d)                                 In the event of a Tax Claim that involves issues (A) relating to a potential adjustment for which the Tax Indemnifying Party has liability and (B) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Tax Indemnified Party, to the extent permitted by applicable Law, (x) the Tax Indemnifying Party shall have the right at its expense to control the Tax Claim but only with respect to the former issues and (y) the Tax Indemnified Party shall have the right at its expense to control the Tax Claim but only with respect to the latter issues.

Section 11.10                        Exclusivity.  Article XI shall govern all matters, including indemnification claims, with respect to Taxes.

ARTICLE XII
TERMINATION

Section 12.1                              Termination.   This Agreement may be terminated and the Transactions contemplated hereby may be abandoned, at any time prior to the Closing:

a)                                  by mutual consent of the Sellers and Buyers;

b)                                 by either Sellers or Buyers upon written notice to the other, if the transactions contemplated by this Agreement are not consummated by the date which is six (6) months following the Effective Date of this Agreement, except to the extent that such failure arises out of, or results from, a material breach by any of the Party or Parties, as applicable, seeking to terminate this Agreement or any representation, warranty, covenant or obligation of such Party contained herein.

i.                                              by Buyers, if the Buyers’ Conditions to Closing contained in Article VIII shall not have been satisfied and Closing shall not have occurred within three (3) months or (ii) by Sellers, if the Sellers’ Conditions to Closing contained in Article IX shall not have been satisfied and Closing shall not have occurred within three (3) months; provided, however that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

ii.                                           by Sellers, on the one hand, or by Buyers, on the other hand, if there has been a material breach of any covenant or a material breach of any representation or warranty on the part of the Buyers or the Sellers, as the case may be, and such breach is not cured by the earlier of the Closing Date or ten (10) Business Days after receipt by the Sellers or Buyers, as the case may be, of notice from the other specifying with particularity such breach, and such breach has not been waived by the Sellers or the Buyers, as the case may be; and

iii.                                        by Sellers, on the one hand, or by Buyers, on the other hand, if any law or regulation of any competent authority shall be enacted that renders illegal or otherwise prohibits consummation of the Transactions contemplated hereby or if any judgment, injunction, order or decree of any competent authority that renders illegal or otherwise prohibits such Transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable.

Section 12.2                              Notice of Termination.  If any party becomes aware of facts or circumstances that would entitle such party to terminate this Agreement pursuant to this Article XII, such party shall immediately notify the other parties of such facts and circumstances.  Notwithstanding any other provisions of this Agreement, if rectifiable, such notified party shall have ten (10) Business Days in which to rectify such facts or circumstances and the notifying party shall not be entitled to terminate this Agreement if such facts or circumstances are so rectified.

Section 12.3                              Effect of Termination.  In the event of the termination of this Agreement pursuant to this Article XII by the Buyers or the Sellers, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of the Buyers or the Sellers, except that the provisions of Section 7.2 and this Article XII and Articles XIII and XIV shall survive any termination of this Agreement.  Nothing in this Article XII shall relieve any party of liability for any willful breach of this Agreement; provided that neither Buyers nor Sellers shall be entitled to claim, and each hereby expressly waives any right to, any consequential, punitive or other special damages.

ARTICLE XIII
INDEMNIFICATION

Section 13.1                              Survival of Representations and Warranties and Covenants.

a)                                  The representations and warranties set forth herein, and the right to commence any claim with respect thereto, shall survive the Closing for a period of 18 months; provided that the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5, 4.22, 4.23 and 5.1  and the right to commence any claim with respect thereto, shall survive the Closing indefinitely.  All covenants and agreements set forth herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, except that claims for indemnification in respect of any breach thereof shall survive until the date that is eighteen (18) months after the time for performance of such covenants or agreements.  Any claim for indemnity under this Agreement with respect to any breach of such representations, warranties, covenants or agreements shall be deemed time-barred, and no such claim shall be made after the periods specified in this (a); provided, however, that if written notice of a claim for indemnification under (a) or (b) shall have been provided to Sellers, on the one hand, or Buyers, on the other hand, as the case may be, then any representations, warranties, covenants or agreements that are the subject of such indemnification claim that would otherwise terminate as set forth above shall survive as to such claim until such time as such claim is fully and finally resolved.

b)                                 This Article XIII shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing.

c)                                  The rights of any Person to indemnification under this Article XIII shall not be affected by any knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of representation or warranty, whether such knowledge came from either of the Parties, or any waiver of Section 4.1(e) (Failure to obtain Governmental Authorization).

Section 13.2                              Indemnification of Buyers.   Subject to the terms of this Article XIII, from and after the Closing Date, Sellers shall jointly and severally indemnify, defend, save and hold harmless each of the Buyers and its Affiliates and each of its and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses resulting from, arising out of or related to:

a)                                  any breach by Sellers of any representation or warranty in this Agreement or in the officer’s certificate delivered pursuant to Section 8.1(c);

b)                                    the failure by Sellers timely to perform any of its covenants or agreements contained in this Agreement;

c)                                     The provision of services by the Acquired Companies to Sellers, their Affiliates (not including the Acquired Companies) or BAC prior to the Closing Date; and

d)                                    any liabilities, obligations and commitments (including with respect to Taxes, costs and expenses), whether express or implied or actual or contingent, with respect to employees of either Acquired Company.

Section 13.3           Indemnification of Sellers.  Subject to the terms of this Article XIII, from and after the Closing Date, each of Buyers shall indemnify, defend, save and hold harmless Sellers and their respective Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses resulting from, arising out of or related to:

a)                                     any breach by Buyers of any representation or warranty in this Agreement or in the officer’s certificate delivered pursuant to this Agreement;

b)                                    the failure by Buyers timely to perform any of their covenants or agreements contained in this Agreement and

c)                                     any obligations that GE Capital may have to the landlord under the Sublease as a result of its guaranty of the obligations of Administrator under the Sublease.

Section 13.4           Claims

a)                                     Upon receipt by an Indemnified Party of notice of any action, suit, proceeding, claim, demand or assessment made or brought by an unaffiliated third party, including any Governmental Authority (a “Third Party Claim”), with respect to a matter for which such Indemnified Party is indemnified under this Article XIII which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly (but in any event within ten days of receipt of such Third Party Claim), in the case of a Buyer Indemnified Party, notify Sellers, and, in the case of a Seller Indemnified Party, notify Buyers (Sellers or Buyers, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

b)                                    The Indemnifying Party shall have 60 days after receipt of a written notice that complies with the requirements of Section 13.4(a) to elect, at its option, to exercise its absolute right to assume and control the defense, at its own expense and by its own counsel, of any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law; provided that such assumption and control shall not be permitted if (1) the Third Party Claim seeks an order, injunction or other equitable relief, or relief other than monetary damages, against the Indemnified Party, which the Indemnified Party reasonably determines (x) if successful would reasonably be expected to have a material adverse effect on the Indemnified Party or would otherwise materially impair the Indemnified Party’s ability to conduct its business and (y) after conferring with its outside counsel, cannot be readily separated from any related Third Party Claim for monetary damages; (2) the Indemnified Party shall have been advised by its outside counsel that there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim; (3) taking into account all other bona fide pending claims for indemnification, the Indemnified Parties would not reasonably be expected to be indemnified with respect to any material portion of the Losses arising from such Third Party Claim in the event of an adverse determination; or (4) the Third Party Claim alleges criminal conduct or involves criminal penalties with respect to the Acquired Companies or the then current directors, officers or employees of (x) the Acquired Companies, Buyers or their Affiliates, in the case of Sellers as the Indemnifying Parties or (y) Sellers or their Affiliates, in the case of Buyers as the Indemnifying Party provided, further, that, from the date of any such assumption and control of the defense of a Third Party Claim, the Indemnifying Party, regardless of whether it is otherwise required to indemnify the Indemnified Party hereunder with respect to such Third Party Claim, shall be responsible for the costs and fees of the Indemnifying Party’s attorneys and related litigation expenses incurred by the Indemnifying Party in connection with such Third Party Claim.

c)                                     If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim.  Such cooperation shall include (1) furnishing and, upon request, procuring the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing; (2) promptly furnishing documentary evidence to the extent available to it or its Affiliates; and (3) providing access to any other relevant party, including any representatives of the Parties as reasonably needed; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.  Notwithstanding an election to assume and control the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.  In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article XIII and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto.  All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.  In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

d)                                    If the Indemnifying Party, after receiving a written notice that complies with Section 13.4(a) of a Third Party Claim, does not elect to defend such Third Party Claim within 45 days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim (upon providing further written notice to the Indemnifying Party), subject to the right of the Indemnifying Party to approve the counsel selected by the Indemnified Party (“Indemnified Party Counsel”), which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, unless expressly agreed by the Indemnifying Party, the Indemnified Party Counsel shall not assume any representation of the Indemnified Party in a dispute between the Parties during the time of its retention as Indemnified Party Counsel.

e)                                     If the Indemnified Party wishes to admit liability or agree or compromise in respect of any Third Party Claim it is defending pursuant to d), it must provide a written notification to the Indemnifying Party specifying the course of action proposed by the Indemnified Party to be taken (including the amount of any proposed settlement).  If no reply is received from the Indemnifying Party within 30 days of such written notification being made to it by the Indemnified Party, then the Indemnifying Party shall be deemed to have consented to the course of action proposed by the Indemnified Party to be taken; provided, however, that the Indemnified Party shall not consent, and the Indemnifying Party shall not be required to agree, to the entry into any settlement that (1) requires an express admission of wrongdoing by the Indemnifying Party or (2) provides for injunctive or other non-monetary relief affecting the Indemnifying Party in any way.  If the Indemnifying Party provides written notice to the Indemnified Party within the 30-day period that it does not consent to the intended course of action, it shall set out the reasons therefor, as well as the course of action which should be followed in respect of any proposed admission of liability, agreement or compromise with respect to the Third Party Claim.

f)                                       If an Indemnified Party otherwise settles a Third Party Claim it is defending pursuant to d) without obtaining the Indemnifying Party’s written consent to such settlement (or waiting the required 30 days), then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim unless the Indemnified Party demonstrates that (1) it was actually liable to the third party claimant; (2) there was no good defense available; and (3) the settlement amount was reasonable; and if the Indemnified Party does demonstrate the matters listed in the foregoing clauses (1), (2) and (3), then any right to indemnification for such Third Party Claim shall be subject to the requirements and limitations of this Article XIII.

g)                                    In the event that any Indemnified Party has a claim against any Indemnifying Party under this Article XIII for Losses not involving a Third Party Claim that such Indemnified Party believes gives rise to a claim for indemnification hereunder, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.  Such written notice shall (i) describe such claim in reasonable detail including the facts underlying each particular claim and the specific section(s) of this Agreement pursuant to which indemnification is being sought for each such set of facts, (ii) attach copies of all material written evidence upon which such claim is based (provided that to the extent that such evidence is not reasonably available at such time, the written notice shall instead indicate that the notifying party will, and the notifying party shall, promptly provide such evidence when available); and (iii) set forth the estimated amount of the Losses that have been or may be sustained by the Indemnified Party.

Section 13.5           Maximum Indemnification Amount.  Notwithstanding anything in this Agreement to the contrary, in no event shall either Sellers’ or Buyers’ obligation to indemnify the other exceed the Purchase Price in the aggregate.

Section 13.6           Remedies Exclusive.  Except in cases of fraud, intentional misrepresentation, willful misconduct or as otherwise specifically provided herein, the remedies provided in this Article XIII shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non performance, partial or total, of any covenant or agreement contained herein.

Section 13.7           Risk of Loss.  Until the Closing, any loss of or damage to any tangible asset or assets of the Business as a result of fire, casualty, theft or similar occurrence shall be the sole responsibility of Sellers and Sellers shall repair, replace or reimburse Buyer for such asset or assets; provided, that Seller’s liability under this Section 13.7 shall have no effect on the determination of whether or not a Business Material Adverse Effect has occurred or would be reasonably expected to occur.

Section 13.8           Characterization of Indemnification Payments. .  Unless otherwise required by Law, any payment made pursuant to this Article XIII shall be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 13.9           Tax Indemnification.  This Article XIII shall not apply to indemnification with respect to Taxes, which is exclusively covered by Article XI.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

Section 14.1           Assignment.  Neither any of the Sellers nor the Buyers shall assign or transfer any of their rights under this Agreement whether in whole or in part without the prior written consent of the other party, except that a Buyer or a Seller may assign this contract to an Affiliate without the other Parties’ consent.

Section 14.2           Costs.  Except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.  The Sellers shall pay all costs and expenses related to the transfer of any Purchased Shares or assets of the Sellers in accordance with applicable law.

Section 14.3           Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement and supersede any previous agreements relating to the subject matter hereto and thereto.

Section 14.4           Amendment.  A variation or amendment of this Agreement is only valid if it is in writing and signed by or on behalf of each Party.

Section 14.5           Waiver.  The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, the exercise of another right or remedy.

Section 14.6                               Remedies.

a)                                     The Parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law except as expressly limited herein.

b)                                    If a Party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that Party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Agreed Interest Rate (accrued daily and compounded monthly).

c)                                     Save as otherwise expressly provided herein, any payment to be made by any Party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

Section 14.7           Severability.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect: (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (b) the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement.

Section 14.8           Notices.  A notice or other communication under or in connection with this Agreement (a “Notice”) shall be: (a) in writing; (b) in the English language; and (c) delivered personally or sent by pre-paid recorded delivery (and air mail if overseas) or by fax (provided that a copy of the Notice is dispatched to the recipient by post pre-paid recorded delivery (air mail if available) no later than the end of the next Business Day) to the Party due to receive the Notice to the address set out in Section 14.8 or to another address, person or fax number specified by that Party by not less than seven (7) days’ written notice to the other Party prior to the date that the Notice was dispatched.   Unless there is evidence that it was received earlier, a Notice is deemed given if: (a) delivered personally, when left at the address referred to in Section 14.8; (b) sent by overnight pre-paid courier, two (2) Business Days after posting it; (c) sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and (d) sent by any other means, six (6) Business Days after posting it.

The addresses for Notices hereunder are:

Name of Party	Address	Fax No.	Attention:

The Sellers:	General Electric Capital Corporation GE Consumer Finance, Inc. 777 Long Ridge Road Stamford, Connecticut 06902-1250	(866) 269-7484	Senior Legal Counsel GE Money Americas

Name of Party	Address	Fax No.	Attention:

With a copy to:	A.D. Sosa & Soto 15 calle “A” 14-44 zona 10 Guatemala, Guatemala	(502) 2384 6600	Carlos Rafael Pellecer

The Buyers:	Genpact Limited Genpact Luxembourg, S.A.R.L.	(646) 823-0469

	1251 Avenue of the Americas, Suite 4100 New York, N.Y. 10020		General Counsel

With a copy to:	Arias & Muñoz Ave. La Reforma 7-62, Edif. Aristos Reforma Nivel 10, of. 1001-E Guatemala C.A. Guatemala	(502) 2362 9331	Jose Augusto Toledo

Section 14.9                               Informal Dispute Resolution

a)                                     The Parties will attempt to informally resolve any and all claims, disputes, demands and/or proceedings regarding and/or in any way arising under this Agreement or in connection with this Agreement or with the Transactions, including the Agreement’s enforcement and/or interpretation (“Disputes”).   Any party to the Dispute may provide written notice to the other party that it desires to submit such Dispute to the applicable Site Leader for resolution, which notice will set forth the subject of the Dispute and the relief requested.  Within a reasonable period (but in no event more than thirty (30) days from the date such notice is received by the other party), the Site Leaders will meet and negotiate in good faith to resolve the Dispute.

b)                                    In the event of any Dispute that the Site Leaders are unable to resolve within such thirty (30) day period, any party to the Dispute may provide written notice to the other party thereto that it desires to submit such Dispute to a higher level of management of the other Party for resolution, which notice will set forth the subject of the Dispute and the relief requested.  Within a reasonable period (but in no event more than thirty (30) days from the date such notice is received by the other party), a higher of management of both Parties (the “Executives”) will meet and negotiate in good faith to resolve the Dispute.  If the Executives are unable to resolve such Dispute within such period, either Party may proceed to arbitration of the Dispute in accordance with Section 14.10 below.

Section 14.10         Arbitration of Disputes.

a)                                     Any and all Disputes that are not resolved under Section 14.9 above shall be exclusively and finally resolved and decided by binding arbitration, in the City of Miami, Florida, pursuant to the then-applicable arbitration rules of the International Chamber of Commerce (the “ICC”).  The arbitration shall be conducted in the English language, provided that testimony and documents may be submitted in a foreign language accompanied by an English translation.  The arbitral proceedings shall be confidential, and any information disclosed therein shall be treated by the parties as Proprietary Information.  There shall be three (3) arbitrators to be selected in the following manner.  Within 30 days after the date of the notice initiating arbitration, one arbitrator shall be selected by the petitioning party (“Petitioning Party”) and one arbitrator shall be selected by the party defending the arbitration (“Defending Party”), within 30 days thereafter, failing which such arbitrator shall be appointed by the ICC pursuant to ICC rules.  The third arbitrator shall be selected by the two arbitrators selected by the Petitioning Party and the Defending Party, or, if such arbitrators cannot agree within 30 days on the third arbitrator, such arbitrator will be selected by the ICC pursuant to ICC rules.

b)                                    The decision of the arbitral panel shall be in writing and shall set forth in detail the facts of the Dispute and the reasons for the decision.  Each party accepts and consents to the jurisdiction of the arbitral panel and, solely for purposes of the enforcement of the arbitral award, any court of competent jurisdiction, for itself and in respect of its property, and waives in respect of both itself and its property, any defense it may have as to or based on sovereign immunity, lack of jurisdiction, improper venue or inconvenient forum.  The arbitral award shall be binding on the parties hereto, who hereby waive any appeal of such award.  In the event that the losing party fails or refuses to comply with the arbitral award within 14 days following the date of receipt of notice of the award, then the prevailing party, the arbitrators or their respective attorneys-in-fact may immediately proceed to request the judicial approval necessary for execution before a competent court or before any other court where such party or its assets and properties may be found.  The arbitral panel shall not have the authority to award punitive damages to any injured party.

c)                                     Each of the parties irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices herein. Nothing contained herein shall affect the right of any party to serve such processes, notices or other papers in any other manner permitted by applicable law.

d)                                    At the commencement of the arbitration proceedings, the Petitioning Party and Defending Party shall deposit with the ICC, in equal shares, an amount sufficient to cover all expenses and fees of the ICC and the arbitrators, which amount shall be determined in accordance with the ICC rules.  All of the expenses that arise from the arbitral proceeding as well as the fees of the arbitrators shall be paid by the losing party, if any, as determined by the arbitrators.  Said losing party shall reimburse the prevailing party the amounts deposited by the prevailing party at the commencement of the arbitration or thereafter as required by the arbitrators.  The parties shall each bear the costs and fees of their respective counsel, irrespective of the outcome of the arbitration.

Section 14.11         Governing Language.  This Agreement is drawn up in the English language.  If this Agreement is translated into another language, the English language text prevails.  Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a Party to any other Party under or in connection with this Agreement shall be:  (a) in English; or (b) if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate. The receiving Party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to this section.

Section 14.12         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under this agreement.

Section 14.13         Section Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

Section 14.14         Litigation; Prevailing Party.  In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counsel for the prevailing party.

Section 14.15         Governing Law; Jurisdiction; Waiver of Jury Trial.

a)                                     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

b)                                    Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of the State Courts of the State of New York sitting in the Borough of Manhattan or the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement to the extent such action or proceeding is not inconsistent with the Parties choice of arbitration above, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Parties hereby irrevocably waive to the fullest extent it may effectively do so, the defense of forum non conveniens to the maintenance of such action or proceeding.

c)                                     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 14.16         Construction.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it, he or she has been represented by legal counsel in connection with the preparation and execution of this Agreement.

Section 14.17         Counterparts.  This Agreement may be executed in any number of counterparts, all of which, taken together constitute one agreement and any Party may enter into this Agreement by executing a counterpart.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Charles M. Crabtree
Name: Charles M. Crabtree
Title: Vice President, General Electric Capital
Corporation
Senior Vice President and Chief Operating
Officer GE Money

GE CONSUMER FINANCE, INC.

By:	/s/ Robert Green
	Name:	Robert Green
	Title:	GE Company Officer

GENPACT LIMITED

By:	/s/ Pramod Bhasin
Name: Pramod Bhasin
Title: President and Chief Executive Officer

GENPACT LUXEMBOURG S.A R.L.

By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	Senior Vice President

Share Purchase Agreement – Signature Page